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                                                                 EXHIBIT 21.1



           List of Subsidiaries of Complete Business Solutions, Inc.


       Name of Subsidiary                 Jurisdiction of Incorporation

CBS Complete Business Solutions                     Mauritius
   (Mauritius) Limited

 Complete Business Solutions                          India
   (India) Private Limited

 Complete Business Solutions                         Singapore
   (Singapore) Private Limited

 Synergy Software, Inc.                               Michigan

 C.W. Costello & Associates, Inc.                     Michigan